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                     October 28, 2022

       Renee L. Wilm
       Chief Legal Officer
       Liberty Media Acquisition Corporation
       12300 Liberty Boulevard
       Englewood, CO 80112

                                                        Re: Liberty Media
Acquisition Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-39920

       Dear Renee L. Wilm:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Katherine Jewell